Exhibit 5.1

September 19, 2003

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191

Re:	$1,000,000,000 aggregate principal amount of 7.375% Senior Serial Redeemable Notes due 2015.

Ladies and Gentlemen:

     We are acting as counsel for Nextel Communications, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $1,000,000,000 aggregate principal amount of 7.375% Senior Serial Redeemable Notes due 2015 by the Company (the “Notes”) to be issued pursuant to that certain Indenture, dated July 31, 2003 (the “Indenture”), between the Company and BNY Midwest Trust Company, as Trustee (the “Trustee”), in accordance with the Underwriting Agreement, dated September 17, 2003 (the “Underwriting Agreement”), by and among the Company and Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated (together, the “Underwriters”).

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming due authorization, execution and delivery of the Indenture by the Trustee, the Notes, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided for therein, will be validly issued and will constitute valid and binding obligations of the Company.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K in order to supplement the Registration Statement No. 333-104076 on Form S-3 (the

“Registration Statement”) filed by the Company to effect registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day